Exhibit 99.1

Macquarie Group of Companies

Media Release

Macquarie Infrastructure Partners II Closes Acquisition of Two Landfill Gas-to-Energy Facilities Managed by Ridgewood Renewable Power LLC

NEW YORK, November 22, 2010 — Macquarie Infrastructure Partners II (MIP II), a leading investment fund in North American infrastructure, and Ridgewood Renewable Power LLC (Ridgewood) announced today that they have closed the acquisition by MIP II of two landfill gas-to-energy (LFGTE) facilities from investment vehicles managed by Ridgewood. The facilities are located at the Olinda Alpha Landfill near Brea, California and at the Central Landfill in Johnston, Rhode Island and have an existing generating capacity of 26.0 MW (gross) and 22.9 MW (net).

“Renewable assets are stable, attractive investments and display the very investment characteristics we seek for our portfolio. The facilities we are acquiring today are proven, long-life assets that will utilize advanced technology to produce eco-friendly energy for consumers and are expected to produce stable, predictable revenue streams for our investors.”

As part of the transaction, MIP II arranged financing for the further expansion of both facilities. When the expansion projects have been completed, the facilities are expected to have a combined renewable energy generating capacity of 77.8 MW (gross) and 70.3 MW (net), and will be among the largest and most efficient LFGTE facilities in the United States. Full construction is expected to commence late in the fourth quarter 2010. Ridgewood’s experienced management team will remain in place to oversee the development, construction and ongoing operation of the two projects.

“Macquarie has long been active in the renewable energy infrastructure sector and currently manages investments in over 20 projects globally,” said Christopher Leslie, Chief Executive Officer of Macquarie Infrastructure Partners II. “Renewable assets are stable, attractive investments and display the very investment characteristics we seek for our portfolio. The facilities we are acquiring today are proven, long-life assets that will utilize advanced technology to produce eco-friendly energy for consumers and are expected to produce stable, predictable revenue streams for our investors.”

Landfill gas contains significant quantities of methane, which is a potent greenhouse gas. Therefore, utilization of landfill gas to generate electricity is beneficial to the environment.

“The technology behind LFGTE facilities is at the forefront of efforts to combat greenhouse gas emissions. The construction of new, state-of-the-art, electricity generating facilities at each of the California and Rhode Island sites will ensure a substantial reduction in greenhouse gases benefiting the environment and surrounding communities. With their substantial financial and personnel resources and considerable experience with renewable energy projects, MIP II is the ideal owner and manager for these two projects. Ridgewood sold other LFGTE assets in the UK to another Macquarie managed fund in 2007. We are very pleased that another Macquarie managed fund has made the commitments necessary to carry forward the development of these important projects” said Robert E. Swanson, Chairman of Ridgewood.

Macquarie Capital (USA) Inc. acted as financial advisor to Macquarie Infrastructure Partners II. Ewing Bemiss & Co., acted as financial advisor to Ridgewood Renewable Power LLC.

About Macquarie Group

Macquarie Group (Macquarie) is a global provider of banking, financial, advisory, investment and funds management services. Macquarie’s main business focus is making returns by providing a diversified range of services to clients. Founded in 1969, Macquarie operates in more than 70 office locations in 28 countries and employs more than 14,600 people. Assets under management total more than US$299 billion. For more information, visit www.macquarie.com.

About Macquarie Infrastructure Partners

Macquarie Infrastructure Partners Inc. is a member of the Macquarie Group of companies and manages the unlisted Macquarie Infrastructure Partners (MIP) and Macquarie Infrastructure Partners II (MIP II) funds. MIP and MIP II have combined equity under management of over $5.5 billion committed to infrastructure investments in North America. MIP and MIP II have ownership interests in a diversified portfolio of businesses, including toll roads, bridges, utilities, ports, telecommunications infrastructure and waste management.

About Ridgewood Renewable Power

Ridgewood Renewable Power manages the Ridgewood Renewable Power Funds, part of the Ridgewood Companies which also sponsors Ridgewood Energy Funds and Ridgewood Venture Capital Funds. The Ridgewood Companies, which are headquartered in Montvale, New Jersey, have offices in Houston, Texas and Palo Alto, California. Ridgewood Energy was founded in 1982. Ridgewood Renewable Power and Ridgewood Venture Capital were founded in 1991 and 1998, respectively. Collectively, the Ridgewood Company Funds have raised over $2.5 billion.

Contacts

Macquarie Group
Paula Chirhart, 212-231-1239
Corporate Communications
or
The Ridgewood Companies
Robert E. Swanson, 201-447-9000
Chairman